(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Series Fund, Inc.

We consent to the use of our reports dated July 26, 2013, incorporated herein by reference, for ING Capital Allocation Fund, ING Core Equity Research Fund, ING Corporate Leaders 100 Fund, ING Large Cap Growth Fund, ING Small Company Fund, and ING SMID Cap Equity Fund, each a series of the ING Series Fund, Inc., and to the references to our firm under the headings “Financial Highlights” in the Prospectuses, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts

September 20, 2013